Exhibit 10.6

DEALERSHIP ASSET CONTRIBUTION AGREEMENT
(Alan Jay Kia)

This DEALERSHIP ASSET CONTRIBUTION AGREEMENT (this “Agreement”) is effective as of the date First American Title (“Escrow Agent”) executes the escrow receipt on the last page hereto (the “Effective Date”), and is among LMP Automotive Holdings, Inc., a Delaware corporation or its assigns (“LMP”), Sebring K, LLC, a Florida limited liability company (“NewCo”), Alan J. Wildstein, a Florida resident (“Principal”), and Alan Jay Chrysler Jeep, Inc., a Florida corporation (“Contributor”; and together with LMP, NewCo and Principal, each a “Party” and, collectively, the “Parties”).

RECITALS:

WHEREAS, Contributor owns, controls and operates a Kia dealership (the “Dealership”) at 401 US Highway 27 S, Sebring, Florida 33870 (the “Property”), under a sales and service agreement with Kia America, Inc. (“Manufacturer”); and

WHEREAS, the Parties desire for Contributor to contribute, and NewCo to accept, substantially all of the Dealership’s operating assets (as more particularly described in Section 2(b) below, excluding the Excluded Assets defined below, collectively, the “Assets”), and to co-own NewCo with LMP, all on the terms and conditions hereinafter set forth.

AGREEMENT:

NOW, THEREFORE, in consideration for the mutual promises contained in this Agreement, the receipt and sufficiency of which is hereby acknowledged by each Party, the Parties as follows:

1. Timing & Money.

(a) Closing Date. The “Closing Date Deadline” means December 15, 2021. The Closing will occur on a mutually agreed to business day by the Closing Date Deadline within fifteen (15) days after the satisfaction or waiver of the conditions contained in Sections 8 and 9 below. At Closing, NewCo shall only assume the Assumed Contracts (defined in Section 3(c) below) identified on Schedule 3(c). The Parties shall execute and deliver a Bill of Sale in the form of Exhibit A hereto on the Closing Date (the “Bill of Sale”), which will contain a list and description of all of the Assets contributed to NewCo and will provide for the assignment and assumption of the Assumed Contracts.

(b) Values & Broker. The contribution values for the Assets described in Section 2(b)(viii) below is $3,250,000.00 (the “Goodwill Value”). LMP shall contribute to NewCo the net aggregate Asset values for the Assets as stated in Section 2(b) below in immediately available funds and, if applicable as detailed below, LMP Stock, on the Closing Date. Each Party shall use the Asset values and other prorations described in the spreadsheet detailing inventories, values, debits and credits executed and delivered by the Parties on the Closing Date (the “Closing Memorandum”) in all reporting to, and all tax returns filed with, the Internal Revenue Service and other state and local taxing authorities. Kerrigan Advisors, Inc. (the “Broker”) assisted Contributor with the transactions contemplated herein; the fees of which will be paid by Contributor on the Closing Date.

(c) Earnest Money. Within three (3) business days after the first date that LMP has signed this Agreement and received a fully executed copy of this Agreement signed by Contributor and Principal, LMP shall deliver to Escrow Agent $65,000 as earnest money (the “Earnest Money”) to be held in trust by Escrow Agent for and on behalf of the Parties pursuant to this Agreement. On the Closing Date, if the Closing occurs, the Earnest Money will be returned to LMP. Upon the sooner to occur of Closing or termination of this Agreement, the Earnest Money will be paid as provided in Section 12.

(d) Hart-Scott-Rodino Act. If filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) is required, then LMP and Contributor shall promptly complete their respective filings and notices and LMP and Contributor shall share pay their respective professional fees and each shall pay one-half of the filing fee.

(e) LMP Stock. LMP may elect to contribute up to fifty percent (50%) of the Goodwill Value in the form of LMP common stock (NASDAQ: LMPX, the “LMP Stock”), calculated at a deemed price per share (rounded down to the nearest whole share, the “Issue Price”) equal to the greater of (the “Market Price”): (i) the average price per share of LMP Stock as reported at the closing of the NASDAQ Composite stock market exchange for each of the five (5) trading days prior to the Effective Date; or (ii) the average price per share of LMP Stock as reported at the closing of the NASDAQ Composite stock market exchange for each of the five (5) trading days prior to the Closing Date. The LMP Stock is subject to the terms and conditions detailed on Schedule 1(e) hereto. If (1) LMP elects to issue LMP Stock pursuant hereto, (2) the Lockup Period (as defined in Schedule 1(e) below) ends and the eight (8) month anniversary of the Closing Date (the “Price Protection Period”) has not elapsed, (3) the LMP Stock owner (i.e., Principal or a Contributor) sells any LMP Stock (such sale date(s), the “Sale Date(s)”); (4) LMP does not purchase such LMP Stock within thirty (30) days after receipt of written notice of intent to sell such LMP Stock; and (5) the Market Price on any Sale Date is less than the Issue Price, then by the ninth (9th) month anniversary of the Closing Date LMP shall pay Principal cash in an amount equal to the result of the Issue Price minus the Market Price as of the Sale Date(s) of such LMP Stock, times the number of shares of LMP Stock sold below the Issue Price Principal or a Contributor during the Price Protection Period (the “Stock Adjustment Payment”). LMP’s obligation to pay the Stock Adjustment Payment is conditioned upon compliance with Schedule 1(e) of this Agreement. LMP’s obligations under this paragraph will survive the Closing.

(f) Audit. Section VI(A)(1) of the Non-Binding Offer Letter between LMP and Contributor dated May 19, 2021 (as it may be amended, the “LOI”), is incorporated herein, mutatis mutandis. LMP acknowledges that it has received the Financial Statements (as that term is used in the LOI) and that they are satisfactory in all material respects. LMP acknowledges further its obligations to reimburse Contributor and Principal for the Financial Statements and agrees to do so in accordance with the terms of the LOI. LMP’s obligations under this paragraph shall survive the Closing.

2. Contributions, Distributions & Valuations.

(a) Contributions & Distributions. Subject to the terms and conditions contained in this Agreement, upon the consummation of the transactions contemplated by this Agreement (the “Closing”, and the date thereof, the “Closing Date”), the Parties shall take the actions listed below in the order listed. On the Closing Date, the Parties intend for NewCo to be owned 85% by LMP (or its assign) and 15% by Contributor or Principal and for NewCo to own all of the Assets free and clear of all of Contributor’s liens and encumbrances, and for NewCo to have none of Contributor’s liabilities, except for those liabilities expressly assumed by NewCo in writing.

(i) First, Contributor shall contribute to its corresponding NewCo all of the Assets for the values and on the terms described herein;

(ii) Second, Principal shall purchase the ownership interests in NewCo for $1,000 each;

(iii) Third, LMP shall purchase from Contributor an 85% membership interest in NewCo for an amount equal to 85% of the contribution value of the Assets and working capital as determined herein (which may include LMP Stock, as detailed above, and is net of financing, and the Parties shall use best efforts to arrange for a third party to finance all of NewCo’ new and used vehicles and for NewCo to obtain a working capital loan);

(iv) Fourth, LMP shall contribute to NewCo cash in an amount equal to 85% of Manufacturer’s working capital standards as determined by LMP;

(v) Fifth, Contributor shall contribute to its corresponding NewCo cash in an amount equal to 15% of Manufacturer’s working capital standards as determined by LMP;

(vi) Sixth, Contributor shall purchase Principal’s ownership interest in NewCo for $1,000;

(vii) Seventh, NewCo shall distribute to Contributor an amount equal to 15% of NewCo’ acquisition debt (i.e., the financing of the Assets detailed herein);

(viii) Eighth, NewCo shall distribute to LMP an amount equal to 85% of NewCo’ acquisition debt;

(ix) Ninth, Principal and Contributor shall take all steps necessary for Principal to be the sole owner of Contributor; and

(x) Finally, NewCo shall file, and each Party shall sign if necessary, an IRS Section 754 election in form and substance mutually agreed to by Principal and LMP.

(b) Asset Values. On the Closing Date, Contributor shall contribute the following Assets to its corresponding NewCo for the values detailed below in this Section 2(b).

(i) Fixed Assets: NewCo shall accept from Contributor, and Contributor shall contribute to NewCo, all fixed assets (including Manufacturer special tools) owned by Contributor on the Closing Date and used by the Dealership (collectively, the “Fixed Assets”). Fixed Assets exclude Contributor-owned vehicles (i.e., “company vehicles”) and assets that would be properly characterized as leasehold improvements, fixtures (e.g., signs), or real property. The Fixed Asset value will be an amount equal to the appraised fair market value of the Fixed Assets as determined by a mutually agreed to appraiser, the fees of which will be paid one-half by LMP and one-half by Contributor.

(ii) New Vehicles. NewCo shall accept from Contributor and Contributor shall contribute to NewCo Contributor’s new, unregistered and unused 2021 and subsequent model year Manufacturer vehicles, and up to thirty (30) 2020 model year Manufacturer vehicles, in Contributor’s inventory in the ordinary course of business and identified by Contributor on the Closing Date (collectively, “New Vehicles”). The New Vehicle values will be an amount equal to the actual net cost to Contributor of each New Vehicle, as reflected on Manufacturer’s original invoice without interest or finance cost; plus Contributor’s direct out-of-pocket cost of dealer-installed optional parts and accessories theretofore installed upon New Vehicles; less the cost of any accessories, equipment or parts missing from any New Vehicle; less all applicable dealer hold-backs, incentives (in any form, including wholesale programs), assistance in any form, and rebates (including all floor plan credits, advertising consideration or other inventory-based rebates or incentives paid or payable to Contributor); less “prep” expenses for New Vehicles which have not yet been prepared for sale; and less the cost to repair any damage and any related diminution in value. The value of New Vehicles with more than 500 miles but less than 5,000 miles will be reduced by $0.25 per mile (not to exceed $5,000 per New Vehicle). New Vehicles with 5,000 or more miles will be valued as a Used Vehicle (defined below). If LMP and Contributor cannot agree on the cost of repairs or the corresponding value reduction for such repairs, then such New Vehicle will be retained by Contributor. Notwithstanding any provision herein to the contrary: (i) New Vehicles reported to the Manufacturer as sold (or “retail delivered”) or damaged and/or repaired such that NewCo would be required under applicable law or commercially reasonable standards and practices to disclose the repairs to a customer will be valued as Used Vehicles; and (ii) “dealer traded” New Vehicles will be valued as if such New Vehicle had been invoiced to Contributor by Manufacturer and will not exceed the actual net cost thereof to Contributor.

(iii) Demonstrators. NewCo shall accept from Contributor and Contributor shall contribute to NewCo Contributor’s New Vehicles with an odometer reading in excess of 500 miles, but less than 5,000 miles (“Demonstrators”). The Demonstrator values will be the value for New Vehicles calculated pursuant to Section 2(b)(ii) above less $0.25 per mile in excess of 500 miles, but not to exceed $5,000.00 per Demonstrator.

(iv) Service Loaners. NewCo shall accept from Contributor and Contributor shall contribute to NewCo Contributor’s vehicles utilized in the ordinary course of business by Contributor as a daily rental, loaner vehicle, or the like whether they are owned by Contributor or whether Contributor lease or rent them through a loaner or rental car program or service such as Rent-A-Car System or Dealer Daily Rental regardless of the name or type of the rental or service loaner vehicle program or service (“Loaner Vehicles”). On the Closing Date, NewCo will assume Contributor’s ordinary course of business obligations pursuant to Manufacturer programs for all Loaner Vehicles in inventory and in compliance with such programs. If the foregoing obligations cannot be assumed or any Loaner Vehicle is not in a Manufacturer program, then the NewCo shall accept such Loaner Vehicles from Contributor for values equal to their depreciated net book value (if titled to the Contributor), the Manufacturer program payoff if it cannot be assumed, or as valued as a Used Car if the other valuations do not apply.

(v) Used Vehicles. NewCo may accept contribution of all vehicles other than the New Vehicles, Demonstrators and Loaner Vehicles in Contributor’s vehicle inventory as of the Closing Date selected by Contributor at a mutually agreed upon values (collectively, “Used Vehicles”). If the Parties are unable to agree on the value of any Used Vehicle, then each such Used Vehicle will be excluded from the sale and removed from the Property within ten (10) days after the Closing.

(vi) Parts; Accessories & Other Inventories.

A. Inventory & Returnable. A physical inventory of Contributor’s parts and accessories will be taken in the presence of a representative of LMP and Contributor by an inventory service mutually acceptable to LMP and Contributor, the cost of which will be equally divided between LMP and Contributor (the “Inventory”). The Inventory will classify parts and accessories as “returnable” or “non-returnable” and useable (i.e., without impairing any Manufacturer warranty) non-Manufacturer parts and accessories. The terms “returnable parts” and “returnable accessories” means only those new undamaged replacement parts and new undamaged accessories for Manufacturer vehicles which are listed (coded) in the latest current Master Parts Price List Suggested List Prices and Dealer Prices (or other applicable similar Manufacturer price lists, with supplements or the equivalent in effect as of the Inventory date, the “Master Price List”), as returnable to the Manufacturer at not less than the purchase price reflected in the Master Price List and are within the limits of returnable parts established by the Manufacturer from time to time. NewCo shall accept from Contributor, and Contributor shall contribute to NewCo, all of Contributor’s returnable parts and returnable accessories for an amount equal to the net cost listed in the most recent Master Price List less all applicable discounts (including quantity purchase or stock order discounts), rebates, incentives or allowances that should be reasonably taken into account in order to establish the Contributor’s net cost for the items.

B. Nonreturnable. All parts and accessories not coded as returnable in the Master Price List are “nonreturnable”. The values for the nonreturnable parts and accessories, non-Manufacturer, “jobber” or “NPN” parts and accessories and nuts and bolts will be as mutually agreed by the Parties. Notwithstanding anything to the contrary herein, NewCo shall accept from Contributor, and Contributor shall contribute to NewCo, nonreturnable Manufacturer and non-Manufacturer parts and accessories at Contributor’s documented actual costs (not to exceed $300,000.00 for nonreturnable Manufacturer parts and accessories and $30,000.00 for nonreturnable non-Manufacturer parts and accessories, in each case pursuant to all of the ACAs (defined below)). Notwithstanding anything herein to the contrary, NewCo shall accept from Contributor, and Contributor shall contribute to NewCo, all nonreturnable Manufacturer and non-Manufacturer parts and accessories at Contributor’s documented actual costs all pre-sold Manufacturer and non-Manufacturer nonreturnable parts and accessories.

C. Return Rights, etc. If allowed by the Manufacturer, upon Closing, Contributor will be deemed to have automatically assigned, and Contributor shall assign, to NewCo Contributor’s parts return rights without any further action (but Contributor shall take any further action requested by LMP or required by the Manufacturer to implement such assignment of rights). At the request of LMP, Contributor shall use its best efforts to assist NewCo in effecting any parts return offered by the Manufacturer (including, if necessary, applying for parts return in Contributor’s name), and Contributor shall promptly pay over to NewCo any monies received from the Manufacturer related thereto. NewCo is not obligated to purchase old, opened, obsolete, superseded, incomplete, or damaged parts or accessories. NewCo shall also accept contribution of Contributor’s useable gas, oil, grease and other useable inventories for values equal to the actual dealer replacement cost (less all rebates and discounts). The contribution values for all other parts not addressed in this Section will equal the value thereof as mutually agreed between LMP and Contributor. If any parts and accessories or other inventories or goods that NewCo is not obligated to accept contribution of hereunder are not removed from the Property within ten (10) days after the Closing Date, such property will automatically become Assets contributed to NewCo pursuant to the Bill of Sale without additional consideration.

(vii) Office and Shop Supplies. NewCo shall accept from Contributor, and Contributor shall contribute to NewCo, Contributor’s office and shop supplies. The value of the office and shop supplies will be Contributor’s documented actual cost.

(viii) Miscellaneous Assets & Goodwill. NewCo shall accept from Contributor, and Contributor shall contribute to NewCo, Contributor’s telephone and data numbers, website addresses and domain names (owned or registered by or on Contributor’s behalf, Principal or the Dealership, including all websites used by a Contributor on the Effective Date), e-mail addresses, classified telephone and internet advertising, prospect data, customer sales, lease, finance and service records (both hard copy and electronic format (including deal jackets), for no additional cost to NewCo), Contributor’s workman’s compensation and unemployment rating in the State of Florida, all lawfully transferable licenses and permits of the Dealership or Contributor, Dealership Intellectual Property (defined below), leasehold improvements and fixtures, unused internal and customer repair order forms, customer lists and marketing materials and catalogues, forms, shop reference manuals, parts reference catalogs, all books and records necessary for the continued operation of the Dealership (including training and promotional materials, employee records of employees hired by NewCo, P.O. boxes, third party warranties in Contributor’s favor and all licenses and rights to use all software (other than DMS systems not assumed by NewCo) on or used in connection with any personal computer or other computing device used in connection with the Dealership, etc.), parts sales tickets, unused purchase order forms and all other forms and Contributor’s goodwill and going concern value relating to the Dealership. “Dealership Intellectual Property” means all (i) patents, patent applications, patent disclosures and improvements, (ii) trademarks, trade names (excluding “Alan Jay”, but see the license in the next section), service marks, trade dress, and logos, (iii) copyrights and registrations and applications for registration thereof, (iv) computer software, data and documentation, (v) trade secrets; and (vi) social media, directory assistance, reputation management and e-commerce sites and accounts (including E-Bay, Facebook, Instagram, Twitter, yelp!, Dealer Rater, Edmunds and Google programs).

(ix) Excluded Assets. Notwithstanding anything in this Agreement to the contrary, the following assets are not being sold pursuant to this Agreement (“Excluded Assets”): (i) all cash and cash equivalents, wherever located and in whatever form (unless petty cash is noted on the Closing Memorandum); (ii) promissory notes and other evidences of indebtedness; (iii) all insurance policies; (iv) accounts receivable; (v) any claims or causes of action of a Contributor against third parties; (vi) any contracts, leases, franchises, concessions or other obligations owed to Contributor not specifically included in the Assets described herein; (vii) tax credits and claims for tax refunds; (viii) securities, voting or otherwise in any entity; (ix) any rights in connection with and any assets of any employee benefit plan of Contributor; and (x) the trade name “Alan Jay”; provided that on the Closing Date, Principal hereby irrevocably grants NewCo the right to use the trade name “Alan Jay” with the Dealership for at least two (2) years, after which period Principal may revoke such right upon sixty (60) days prior written notice to LMP.

3. Pro-rations & Assumed Contracts.

(a) Prepaid Expenses & Pro-rations. NewCo shall accept from Contributor, and Contributor shall contribute to NewCo, the Dealership’s prepaid expense items incurred in the ordinary course of business at the direct out-of-pocket cost to Contributor for such items and provided such prepaid expenses provide future benefit to NewCo. All deposits and prorations which are normal and reasonable will be made as of Closing, including but not limited to the pro-ration of personal property taxes and utilities. Contributor shall pay all sales taxes incurred as a result of the sale of the Assets pursuant to this Agreement.

(b) Customer Deposits & Work in Process. Upon Closing, Contributor shall transfer to NewCo all customer deposits for incomplete orders taken by Contributor in the ordinary course of business. Contributor shall retain all escheatable deposits. At the Closing, Contributor shall furnish NewCo with a list of such deposits (including “we owes”, due bills, etc.), setting forth, as to each, the name and address of the customer, any goods or services owed to the customer and the amount of the deposit, and Contributor shall deliver to NewCo all documents in Contributor’s possession reflecting such deposits, we owes, due bills, etc. The Bill of Sale will contain a list and description of such customer transactions (and Work in Process, as detailed below). NewCo shall accept from Contributor, and Contributor shall contribute to NewCo, Contributor’s pending service orders written by Contributor in the ordinary course of business for an amount equal to Contributor’s actual cost for parts and labor for any such orders which are in process at the opening of business on the Closing Date (“Work in Process”). Contributor shall not receive the revenue from such Work in Process. LMP may reject (and Contributor shall retain) all Work in Process where (i) the Work in Process was not placed in the normal course of business; (ii) Contributors do not possess an order signed by the customer authorizing such service, the vehicle isn’t at the Property on the Closing Date or such order has been open for longer than thirty (30) days prior to the Closing Date; (iii) the Work in Process does not provide for a profit to NewCo; or (iv) the Work in Process does not provide for cash or commercially reasonable credit terms on delivery of the vehicle.

(c) Assumed Contracts. As of the Closing Date, NewCo shall assume Contributor’s contractual obligations listed on Schedule 3(c) hereto on the Closing Date (collectively, “Assumed Contracts”). The term “Assumed Contracts” excludes obligations and liabilities arising by the Closing Date or by reason of any breach or alleged breach by Contributor, regardless of when such obligation or liability is asserted. As soon as practicable, Contributor shall provide LMP with complete copies of all contracts Contributor proposes for NewCo to assume along with a written summary in the form of Schedule 3(c) attached hereto on the Effective Date. Contributor shall arrange for assignment of the Assumed Contracts at Contributor’s cost. NewCo is not assuming any liabilities or obligations of Contributor other than the Assumed Contracts.

4. Real Property. NewCo will have an operating division and a real estate division, in which Contributor will have no interest. NewCo’ real estate division will purchase the Property from Contributor, pursuant to a real estate contract effective as of the Effective Date (as it may be amended and assigned, the “Real Estate Contract”).

5. Access to Records. Beginning on the Effective Date, Contributor shall provide to LMP and LMP’s representatives reasonable access to the books, records (including extraction of the DMS data that supports Contributor’s 2019-2021 Manufacturer financial statements), reports, employees (which access to employees will be permitted at least thirty (30) days prior to the scheduled Closing Date), information and facilities of the Dealership and the Property, and shall make Contributor’s officers, employees, accountants and attorneys available at reasonable times to discuss with LMP and LMP’s representatives such aspects of the business of the Dealership, the Property as LMP may wish. Such access shall be in accordance with the confidentiality provisions contained herein.

6. Contributor’s Representations & Warranties. Contributor represents and warrants to LMP on the Effective Date and the Closing Date as follows:

(a) Formation. Contributor is duly formed, validly existing, and in good standing under the laws of the State of Florida and duly qualified to transact business in the city and county in which the Property is located. Principal is Contributor’s only equity owner.

(b) Authority. Contributor has the requisite legal power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby, all of which have been duly authorized and approved by all necessary action and for which no consent of any person or governmental authority is required. This Agreement constitutes Contributor’s valid and legally binding obligation, enforceable in accordance with its terms, subject only to the application of the Bankruptcy Code of the United States and any other applicable liquidation, conservatorship, bankruptcy or similar state or federal law from time to time in effect affecting the rights of creditors generally.

(c) Conflicts. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby is permitted by Contributor’s organizational documents and resolutions and Contributor’s agreements and obligations. The execution, delivery, and performance of this Agreement by Contributor does not require the consent of Contributor’s creditors or of any other person other than the Manufacturer, other than such consents as have been, or prior to the Closing will be, obtained.

(d) Financials. The Current Financials are in accordance with the books and records and Contributor’s accounting methods, and have been prepared in all material respects in accordance with Manufacturer’s requirements. Contributor has furnished to LMP, or will furnish upon request, Current Financials. “Current Financials” means Contributor’s internally prepared, un-audited financial statements in the form required by Manufacturer, for the fiscal year ended December 31, 2017, December 31, 2018, and December 31, 2019, December 31, 2020 (when available) and each of the completed months thereafter through the Closing Date.

(e) Compliance. To Contributor’s knowledge, the Dealership complies in all respects with, and the Dealership’s business and operations have been conducted in all respects in compliance with, all laws, rules and regulations, applicable zoning and other laws, ordinances, regulations and building codes, and neither Contributor nor Principal have received any notice of any violation thereof which has not been cured.

(f) Litigation. To Contributor’s knowledge, there are no actions, suits or legal proceedings pending, or, to Contributor’s or Principal’s knowledge, threatened, against or affecting Contributor, the Dealership which might adversely affect Contributor’s power or authority to carry out the transactions to be performed by Contributor hereunder.

(g) Dealership Assets. Except for non-default liens securing floor plan inventory debt to be satisfied on the Closing Date, Contributor is the owner of, and has, good and marketable title to all of the Assets (including intangible assets such as websites and domain names); all of the Assets will be transferred to NewCo free and clear of all liens and encumbrances; and all of the Assets to be sold under the terms of this Agreement will be conveyed on the Closing Date “AS IS” and “With All Faults.” Contributor does not utilize any tangible or intangible personal property (e.g., websites, delivery vehicles, trade names, off-site storage facilities, no equipment leases, etc.) or real estate in their operation of the Dealership that is not either being contributed to NewCo as an Asset or subject of the Real Estate Contract.

(h) Manufacturer. Manufacturer has not notified Contributor or Principal of (i) any deficiency in Dealership operations (including, but not limited to, brand imaging, facility conditions, sales efficiency, customer satisfaction, warranty work and reimbursement, or sales incentives); (ii) a present or future need for facility improvements or upgrades in connection with the Dealership or the Property; or (iii) the awarding or possible awarding of a Manufacturer dealership to any person or entity in the Dealership’s primary market area. The Dealership does not sell vehicles for export. Except in the ordinary course of Manufacturer’s business, Manufacturer has not audited Contributor’s sales, service or warranty practices or documentation, or refused or charged back vehicle sales or warranty claims. The Property and the improvements thereon are compliant with all Manufacturer requirements, guidelines and programs, and Contributor is eligible for all facility/sales-related incentives offered by Manufacturer.

(i) Licenses. (i) none of the permits or licenses used by Contributor in the operation of the Dealership have been terminated or revoked; (ii) no violations have been recorded regarding such licenses or permits; (iii) no proceeding is pending or threatened seeking the revocation or limitation of any such licenses or permits; and (iv) there is not, and has not been, any violation in any respect of federal, state and/or local laws, rules, regulations and orders applicable to the Dealership or the Property.

(j) Warranties. Contributor does not have, or agreed to accept for others, any warranty or service obligations to any third party and Contributor has not offered their customers any marketing or added-value programs or plans for which a Contributor is responsible for administration or the liability thereof, including, but not limited to programs commonly called “tires for life”, “oil changes for life”, “car wash/detailing service plans”, “rewards programs” or any similar offers.

(k) Assumed Contracts. The summaries of the Assumed Contracts on Schedule 3(c) accurately describe such Assumed Contracts, to Contributor’s knowledge, neither party to any Assumed Contract is in breach, in any material respect, of such Assumed Contract, and all payments or obligations on the Assumed Contracts are, or as of the Closing Date will be current.

(l) Options, Rights of First Refusal. Except for the right of NewCo to acquire the Assets pursuant to this Agreement and NewCo’ rights pursuant to the Real Estate Contract, no other person or entity has any right to acquire all or any portion of the Assets, the Property or any interest therein, or Contributor’s Manufacturer contract rights or privileges.

(m) Taxes. Contributor has duly filed all foreign, federal, state, county and local income, excise, sales, property, withholding, unemployment, social security, franchise, license, information returns and other tax returns and reports, or appropriate and permitted extensions thereto, required to be filed by it to the date hereof with respect to the Dealership or the Property. Each such return is true, correct, and complete in all material respects, and Contributor has paid all taxes, assessments, amounts, interest and penalties due to applicable governmental authority. Contributor has no liability for any taxes, assessments, amounts, interest or penalties of any nature whatsoever other than those for which Contributor has created sufficient reserves or made other adequate provision. No governmental authority is now asserting or threatening to assert any deficiency or assessment for additional taxes, interest, penalties or fines with respect to Contributor, the Dealership or the Property.

(n) Employment Matters. Contributor has no oral or written collective bargaining or organized labor contracts, employment agreements, bonus, deferred compensation, profit sharing, welfare or health benefit, or retirement plan or arrangement, whether or not legally binding, nor is Contributor currently paying any pension, deferred compensation or retirement allowance to anyone. Contributor has no contract for the future employment of any person. Contributor is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them to the date hereof or amounts required to be reimbursed to such employees. Contributor has no knowledge that any Contributor employee intends to terminate his or her employment. Contributor has complied in all material respects with the applicable requirements for their employee medical and benefit plans, if any, as set forth in the Internal Revenue Code of 1986, as amended (the “Code”), and the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder (“ERISA”), including Section 4980B of the Code (as well as its predecessor provision, Section 162(k) of the Code) and Sections 601 through 608, inclusive, of ERISA, which provisions are hereinafter referred to collectively as “COBRA”.

(o) Property. There are no actions, suits, claims, proceedings or causes of action which are pending or, to Contributor’s knowledge, have been threatened or asserted against, or are affecting, the Property or any part thereof in any court or before any arbitrator, board or governmental or administrative agency or other person or entity which might have an adverse effect on the Property or any portion thereof or on NewCo’ ability to use the Property as a motor vehicle storage, sales, lease, repair and service center. The Property is not burdened by any obligation for contribution of money or property to or participation in any road development or completion project or to bear any share of the cost of any road or other offsite improvement. There is no pending condemnation or annexation or similar proceeding affecting the Property or any portion thereof, and Contributor and Principal have not received any written notice, nor do they have any knowledge, that any such proceeding is contemplated.

(p) Environmental. Neither Contributor nor Principal have received any notice from any governmental authority alleging a violation of any Environmental Laws that are applicable to the Property. “Environmental Laws” means any federal, state or local statute, ordinance, rule or regulation relating to the existence, cleanup, removal and/or remedy of contamination on property, the protection of the environment from spilled, emitted, discharged, discarded, deposited or emplaced Hazardous Materials, the generation, use, transport, storage, handling, disposal, removal or recovery of Hazardous Materials, and the exposure to hazardous, toxic, or other substances determined by law to be harmful, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended (“CERCLA”), The Toxic Substances Control Act, The Clean Air Act, and the Resource, Conservation and Recovery Act of 1976; and the term “Hazardous Material” means any “hazardous substance,” as defined by §101(14) of CERCLA.

(q) Brokers. Except for Broker, all negotiations relating to this Agreement, the Real Estate Contract and the transactions contemplated hereby and thereby have been carried on without the participation of any person acting on Contributor’s or Principal’s behalf in such manner as to give rise to any valid claim against NewCo or LMP for any brokerage or finder’s commission, fee, expense, or similar compensation.

(r) Disclosure. No representation or warranty made by Contributor in this Agreement contains (or will contain, when furnished) any untrue statement of a material fact or omits (or will omit, when furnished) a material fact necessary to make the statements herein or therein not misleading.

As used in this Agreement, the phrases “knowledge of Contributor” or “Contributor’s knowledge” means the knowledge of Contributor’s officers, Principal and the Dealership’s general manager.

7. LMP’s Representations & Warranties. LMP represents and warrants to Contributor on the Effective Date and the Closing Date as follows:

(a) Organization, Power and Authority. LMP and NewCo have available capital to effectuate this transaction, and LMP and NewCo have no need for a financing contingency. NewCo will be duly organized and validly existing and in good standing (where applicable) under the laws of the State of Florida by the Closing Date. LMP and NewCo, as applicable, have all power and authority required to execute and deliver to Contributor the documents necessary to complete the contemplated transaction. Prior to Closing, this Agreement and the underlying transaction have been duly and validly authorized by LMP’s and, if applicable, NewCo’s board of directors, shareholders, members, and/or managers, and no other proceeding or approval on the part of LMP or any NewCo’s board of directors, members, managers, shareholders or membership unit holders will be necessary to authorize this Agreement or to authorize LMP and NewCo, if applicable, to complete the transaction. This Agreement has been duly and validly executed and delivered by LMP and NewCo, and assuming this Agreement constitutes the legal, valid and binding agreement of Contributor constitutes the legal, valid and binding agreement of, enforceable against LMP and NewCo in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws now or later in effect relating to or affecting creditors’ rights generally and general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(b) No Conflicts. Neither the execution or delivery of this Agreement nor the fulfillment of, or compliance with, its terms and provisions will: 1) violate, conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under (A) any LMP’s or NewCo’ articles of incorporation or bylaws or other organizational documents; (B) any contract, agreement, mortgage, deed of trust, or other instrument or obligation to which LMP or any NewCo is a party or by which any of them are bound; (C) any applicable law or regulation or any order, decree, writ or injunction of any court or government; or 2) result in the creation or imposition of any lien, charge, restriction, security interest or encumbrance of any nature whatsoever on any property or asset transferred to LMP or NewCo.

(c) Consents. No consent from, or approval of, any governmental entity or agency or any other person or entity is necessary in connection with the execution, delivery, or performance of this Agreement, other than consent from the Manufacturer, licensing by applicable governmental agencies, and approval by governmental agencies with respect to merger and antitrust law, where applicable.

(d) No Breach of Statute or Contract. Neither the execution and delivery of this Agreement nor compliance with the terms and provisions of this Agreement on the part of LMP or NewCo: (i) will breach any applicable statute or regulation of any governmental authority, domestic or foreign; or (ii) will conflict with or result in any breach of any of the terms, conditions or provisions of any judgment, order, injunction, decree, or any agreement or instrument to which LMP or NewCo are a party, or by which LMP or NewCo may be bound, or constitute a default thereunder, or result in the creation or imposition of any lien, charge, encumbrance, or restriction of any nature whatsoever upon, or give to others, any interests or rights, including rights of termination or cancellation in, or with respect to, any of the obligations hereunder.

(e) Financial Ability. LMP has, or will have as of the Closing Date, cash or cash equivalents on hand in an amount sufficient to enable to pay all amounts due and payable by it or the NewCo under this Agreement, together with all of the expenses of LMP incurred in connection with this Agreement, and to consummate the transaction contemplated herein.

(f) No Litigation or Adverse Events. There is no suit, action, or legal, administrative, arbitration or governmental investigation affecting LMP, or pending or overtly threatened against LMP, which might adversely affect LMP’s obligations hereunder.

(g) No Reliance. As of the execution of this Agreement, LMP shall have conducted such investigation of Contributor, assets and the real property referred to herein as LMP has deemed necessary in order to make an informed decision concerning the transactions contemplated herein. LMP acknowledges that it has had such access to the assets of Contributor and the real property as LMP has desired and LMP is familiar with the condition thereof, for the purposes of conducting these investigations, LMP has employed the services of its own agents, representatives, experts, and consultants. Except as specifically set forth and warranted or represented by the Contributor herein, or in any document delivered by Contributor at the Closing or schedule provided therewith, LMP warrants that it is not relying on any statement made or not made by the Contributor or any pro formas, financial information, or other due diligence provided by a representative of Contributor. LMP warrants that it is relying solely on its own investigation and any due diligence material provided to LMP has been provided as a courtesy. LMP warrants that it is not relying on any due diligence material provided by any representative of the Contributor. Further, LMP warrants that it is not relying upon any statement or opinion expressed by any officer or professional utilized by Contributor.

(h) Manufacturer Approval. LMP is not aware of any facts or circumstances which could reasonably be expected to be the basis for the Manufacturer not to approve the transaction contemplated herein.

8. Conditions to Obligations of LMP. The obligation of LMP to consummate the transactions contemplated by this Agreement are subject to the fulfillment (or express written waiver by LMP) prior to or at the Closing, of all of the following conditions:

(a) Manufacturer Approval. Manufacturer issuing to NewCo new sales and service agreements, or commitment therefor, on terms and conditions reasonably acceptable to LMP, approving LMP’s and NewCo’ owners and operators, permitting NewCo to operate the Dealership at the Property as Contributor has operated in the past.

(b) Contributor Performance; Accuracy of Representations. Contributor and Principal must have performed in all material respects all of their obligations hereunder on or prior to the Closing Date. Contributor’s representations and warranties contained in this Agreement must be true and accurate, in all material respects, as if made as of the Closing Date.

(c) Licenses & Approvals. NewCo obtaining all required licenses and permits from governmental and other agencies to operate the Dealership at the Property, in the same manner as currently operated by Contributor. LMP and Contributor shall have obtained all approvals required by the HSR Act, including clearances and completion of any waiting periods required by the HSR Act.

(d) Contributor Authorization. LMP receiving evidence reasonably acceptable to LMP regarding Contributor’s due organization and authority to enter into the transactions described herein, including evidence of existence and good standing in the State of Florida and an officer’s certificate in form acceptable to LMP containing a copy of resolutions duly adopted by Contributor’s appropriate governing body and owners approving the transactions contemplated hereby.

(e) No Material Adverse Change. Between the Effective Date and the Closing Date (i) there has been no material adverse change to the Dealership or the Property, (ii) there has been no federal, state or local legislative or regulatory change affecting the services, products or business of the Dealership, which would have a material adverse effect on the Dealership or the Property, and (iii) none of the Assets have been damaged by fire, flood, casualty, act of God or the public enemy or other cause, which damages would have a material adverse effect on the Dealership or the Property and which cannot be remedied by Contributor prior to Closing, and excluding any event, occurrence, fact, condition or change caused by: (1) the COVID-19 pandemic, or any evolutions or mutations of the COVID-19 disease, and any further epidemics or pandemics arising therefrom; (2) LMP or NewCo or anyone acting on LMP’s or NewCo’ behalf or under their apparent authority; (3) general economic or political conditions; (4) conditions affecting the industries in which the Contributor operate; (5) conditions affecting Manufacturer dealerships; (6) any changes in financial or securities markets in general; (7) acts of war (whether or not declared), armed hostilities or terrorism; (8) any action required or permitted by this Agreement; (9) any changes in applicable law or accounting rules, including GAAP; (10) the departure of any employees of Contributor for any reason, including, without limitation, any voluntary resignations or any workforce reduction undertaken by Contributor in the normal course of business.

(f) WARN Act. Notwithstanding anything in this Agreement to the contrary, NewCo shall hire on an at-will basis enough of Contributor’s employees (each selected by NewCo in their sole and absolute discretion) so that the Parties will be in compliance with the provisions of the Workers Adjustment and Retraining Notification Act, 29 U.S.C. §2101-2109, if applicable.  The foregoing does not grant to any of Contributor’s individual employees a right of employment by NewCo.

(g) No Litigation. No action, suit, filing requirement, waiting period or proceeding has been instituted, applied or mandated by a governmental agency or any other third party to prohibit or restrain the transactions contemplated by this Agreement or otherwise challenge the power and authority of the Parties to enter into this Agreement or to carry out their obligations hereunder or the legality or validity of this Agreement.

(h) License Use. Contributor executed and delivered the license use agreement in the form of Exhibit B hereto.

(i) Closing Memorandum & Bill of Sale; etc. Contributor and Principal must have executed and delivered the Closing Memorandum, the Bill of Sale, all Manufacturer-required documents, vehicle title documents, state tax compliance certificates, additional insured certificate and such other deeds, assignments or certificates of title, documents and other instruments of transfer and conveyance as may reasonably be required by LMP, each in form and substance reasonably satisfactory to LMP.

(j) Paycheck Protection Program. If, as of the Closing Date, a Contributor has any outstanding loan or loans issued pursuant to the Small Business Administration’s Paycheck Protection Program (“PPP”), the balance for which has not been paid to the PPP lender or forgiven pursuant to the PPP, then such Contributor must escrow any outstanding loan balance with its PPP lender pursuant to SBA Notice 10-2-20 and any updated guidance.

(k) Non-Competition Agreement. Principal and Contributor’s other owner(s) executed and delivered the non-competition agreement in the form attached hereto as Exhibit C (the “Non-Competition Agreement”).

(l) NewCo Operating Agreement. Principal (or an entity Principal owns and controls) must have executed and delivered an operating agreement for NewCo that is approved by Manufacturer and reasonably acceptable to the Parties (the “Operating Agreement”) in the form attached hereto as Exhibit D.

(m) Employment Agreement. Principal must have executed and delivered an Employment Agreement with at least a two (2) year term (the “Employment Agreement”), in the form attached hereto as Exhibit E.

(n) Simultaneous Real Estate Closing. The Closing hereunder will occur simultaneously with the “Closing” pursuant to, and as defined in, the Real Estate Contract.

9. Conditions to Contributor’s Obligations. Contributor’s obligation to consummate the transactions contemplated by this Agreement are subject to the fulfillment (or written waiver by Contributor), prior to or at the Closing, of all of the following conditions:

(a) Cash Contributions. LMP contributed to NewCo the cash contributions detailed herein and NewCo made the distributions to Contributor detailed herein.

(b) LMP Performance; Accuracy of Representations. LMP must have performed in all material respects all of its obligations hereunder on or prior to the Closing Date. LMP’s representations and warranties contained in this Agreement shall be true and accurate, in all material respects, as if made as of the Closing Date.

(c) Closing Memorandum. LMP executed and delivered the Closing Memorandum.

(d) NewCo Operating Agreement. LMP (or its affiliate) must have executed and delivered the Operating Agreement, the Closing Memorandum, the Bill of Sale, the Assignment of Assumed Contracts, all Manufacturer-required documents, and all other documents or instruments as may reasonably be required by Contributor, each in form and substance reasonably satisfactory to Contributor.

(e) Employment Agreement. NewCo must have executed and delivered the Employment Agreement.

(f) Simultaneous Closing- Real Estate. The Closing hereunder will occur simultaneously with the “Closing” pursuant to, and as defined in, the Real Estate Contract, and the Closings of the Other Transactions.

(g) Simultaneous Closing - Other ACAs. The Closing hereunder will occur simultaneously with the “Closing” pursuant to, and as defined in, the following agreements (the agreements below together with this Agreement, collectively, the “ACAs”):

(i) Dealership Asset Contribution Agreement dated as of the Effective Date among LMP, Principal, Sebring FRD, LLC and Wauchula FRD, LLC, Florida limited liability companies, Jay Ford Lincoln Mercury, Inc. and Alan Jay Ford of Wauchula, Inc., Florida corporations;

(ii) Dealership Asset Contribution Agreement dated as of the Effective Date among LMP, Principal, Sebring CHBGC, LLC, Wauchula CH, LLC, Wauchula CHY, LLC, Clewiston CHY, LLC, and Sebring PO, LLC, Florida limited liability companies, Clewiston Motor Company, Inc., Alan Jay Enterprises, Inc., Alan Jay Chevrolet-Cadillac, Inc., and Sebring Commercial Investments, Inc., Florida corporations; and

(iii) Dealership Asset Contribution Agreement dated as of the Effective Date among LMP, Principal, Sebring N, LLC and Alan Jay Nissan, Inc., a Florida corporation.

10. Pre- & Post-Closing Covenants.

(a) Pre-Closing. Promptly upon the execution of this Agreement, Contributor shall notify the Manufacturer regarding the transactions contemplated by this Agreement, utilizing a form of notification prescribed by Florida law. NewCo shall promptly apply to the Manufacturer for the issuance of a contractual right to operate an automobile dealership upon the Property. The Parties shall use commercially reasonable best efforts to obtain Manufacturer approval as soon as possible. Contributor and Principal shall promptly provide the requisite information, documents and access necessary to prepare for Closing and ensure a seamless operational transfer of the Assets. Effective as of the Closing, Contributor shall terminate their agreements with the Manufacturer and execute and deliver all of the Manufacturer’s customary documents and promptly remove Manufacturer’s intellectual property from all publicly visible assets in every form and medium (i.e., retained internet sites, signs, etc.). Contributor shall fully cooperate with LMP and NewCo, and take all reasonable steps necessary or advisable for NewCo to obtain sales and service agreements with the Manufacturer. All actions to be taken at the Closing pursuant to this Agreement will be deemed to have occurred simultaneously, and no action, document or transaction will be deemed to have been taken, delivered or effected, until all such actions, documents and transactions have been taken, delivered or effected. Promptly after the Closing, Contributor shall transfer to NewCo certificates of title or origin for all vehicles and all of its registration lists, owner follow-up lists and service files on hand as of the Closing, provided that such lists and files relate to the Assets. NewCo shall retain and safeguard the pre-Closing customer paper deal jackets retained by NewCo in accordance with law, and, until NewCo destroys such records in accordance with company policy in effect from time to time, Contributor shall have reasonable access to Contributor’s pre-Closing customer records (e.g., paper deal jackets) and any records related to Assumed Contracts after the Closing for any legitimate purpose, such as (by way of example and not by limitation) for resolving customer inquiries.

(b) Dealership Operations Pending Closing. Pending Closing, Contributor shall continue to operate the Dealership in substantially the same manner as it has been operated by Contributor in the past and Contributor shall: (i) use commercially reasonable efforts to maintain working relationships with all suppliers, customers, employees and others having contact with the Dealership and bring all payables current as of the Closing Date; (ii) maintain current insurance policies in full force and effect; (iii) exercise reasonable diligence in safeguarding and maintaining the confidentiality of all books, reports and data pertaining to the Dealership, including use best efforts to ensure that Contributor’s sales and service records remain adequately protected; failure to do so is a material breach of this Agreement; (iv) not grant increases in salary, pay or other employment related benefits to any officers or employees of the Dealership or allow, suggest or require employees to take unused vacation, in every case, without the written consent of LMP, which consent LMP shall not unreasonably withhold, condition or delay; (v) not conduct any liquidation, close-out or going out of business sale or, except in the ordinary course of business, purchase more than $5,000 in Fixed Assets at once or in the aggregate in any month; (vi) not remove any Fixed Assets from the Property prior to Closing except in the ordinary course of business and, in such event, with prior written notice to LMP if the removed Fixed Assets have a net book value of $5,000 individually or in the aggregate; (vii) not enter into any contract or agreement which is not terminable without penalty on not more than 30 days’ notice and/or which provides for payment by the Dealership (whether actual or accrued) in excess of $5,000.00 without the prior written consent of LMP, which consent LMP shall not unreasonably withhold, condition or delay; (viii) not transfer any inventory or employee of the Dealership to Contributor’s (or Contributor’s owners’) other business, or transfer any inventory or employee of Contributor’s (or its owners’) other businesses to the Dealership without the prior written consent of LMP, which consent LMP shall not unreasonably withhold, condition or delay; and (ix) not take or permit any action which would result in Contributor’s representations or warranties becoming incorrect or untrue in any material respect.

(c) No Negotiations or Discussions. Until the Closing Date, Contributor and Principal shall deal exclusively with LMP regarding the transactions contemplated by this Agreement and the Real Estate Contract. Contributor and Principal shall not pursue, initiate, encourage or engage in any negotiations or discussions with, or provide any information to, any person or entity (other than LMP and its representatives and affiliates) regarding the sale or possible sale to any such person or entity of the Assets, Property or Contributor’s equity or any merger, consolidation, joint venture, management agreement, or any other transaction of any nature with Contributor or Principal, which would hinder or frustrate the transactions contemplated hereby.

(d) Employee Matters. Contributor and Principal shall terminate or take all appropriate action in connection with pension, profit sharing and health and welfare benefit plans, if any, that are applicable to Contributor and/or Contributor’s employees (“Plans”), prior to or at Closing, so that LMP and NewCo will have no responsibility or liability or obligation of any nature under Plans to any person, firm or corporation whatsoever. If any applicable law provides that LMP or NewCo are or will be liable for any liability or obligation under any Plan despite Contributor’s and Principal’s contractual liability for such liability or obligation hereunder, and Contributor and Principal fail to pay or perform such liability or obligation within five (5) days after LMP’s written demand, then such amounts may be set off from time to time from any amount LMP or NewCo (or their respective affiliate) owes Principal or Contributor (or their respective affiliate). Contributor (including all employers, whether or not incorporated, that are treated together with Contributor as a single employer within the meaning of Section 414 of the Code or, where appropriate, Contributor’s health and welfare benefit plans that are “group health plans” will retain liability for and will pay when due all benefits (including all liabilities and obligations for or arising from any “COBRA” health care continuation coverage required to be provided under Section 4980B of the Code and Sections 601-608 of ERISA) attributable as of the Closing Date to “covered employees” or “qualified beneficiaries” entitled to “continuation coverage” (as those terms are defined in Section 4980B of the Code) regardless of when services were rendered or expenses incurred. By Closing, Contributor shall pay all wages (including earned but unused vacation and sick leave wages, whether or not yet vested) due Contributor’s employees as of the Closing Date. Contributor shall terminate its employees on the Closing Date. Provided the Closing takes place, NewCo may, but is not obligated to, employ Contributor’s employees who are willing to accept the offered employment with NewCo, and NewCo will give due regard to such employees’ benefits from their prior employer, so long as such employees meet all eligibility requirements, including any probationary period.

(e) Contributor’s Receivables. Following the Closing, NewCo shall accept payment of Contributor’s accounts receivable and Manufacturer warranty payments arising out of the operation of the Dealership prior to Closing for a period of 90 days. NewCo shall turn over to Contributor on the last day of each calendar month during said period all of the monies so accepted on said accounts receivable during the previous calendar month. NewCo is not obligated to accept payments of such accounts receivable after such 90-day period, but if NewCo does so then NewCo will promptly pay the same over to Contributor. NewCo is only obligated to accept payment during such period, not to attempt to enforce payment.

(f) Manufacturer Payments. The Parties shall use their commercially reasonable efforts to ensure that (i) amounts due to Contributor but collected by NewCo (e.g., Manufacturer receivables, Manufacturer credits relating to items such as warranty claims or other claims, credit card payments, etc.) arising out of or in connection with the operation of the Dealership prior to Closing will be paid over to Contributor promptly; (ii) amounts due to NewCo but collected by Contributor arising out of or in connection with the operation of the Dealership on or following the Closing or as provided in this Agreement will be paid over to NewCo promptly; (iii) amounts paid by Contributor but owed by NewCo as a result of Manufacturer erroneously billing Contributor for items arising out of or in connection with the operation of the Dealership following Closing will be paid over to Contributor promptly; and (iv) amounts paid by NewCo but owed by Contributor (e.g., any finance contract chargebacks, insurance (e.g. credit life, accident and health, extended warranty, etc.) chargebacks, or repossessions and all rebates to Contributor’s customers of premiums for credit life insurance, credit accident and health insurance, mechanical insurance coverage and GAP insurance) as a result of Manufacturer erroneously billing NewCo for items arising out of or in connection with the operation of the Dealership prior to Closing will be paid over to NewCo promptly. If there are vehicles in-transit on the Closing Date (whether or not they are physically present) that have not been funded by Contributor’s floor plan lender and the Parties do not know whether they will be paid for by NewCo’ floor plan lender or Contributor’s floor plan lender, then the Parties may separately schedule those vehicles, NewCo will buy them but not pay for them, and, if such vehicles are funded by Contributor’s floor plan lender, then Contributor shall notify NewCo and NewCo shall promptly pay Contributor’s floor plan lender such amounts. Any other payments related to such vehicles misdirected by the Manufacturer will be redistributed as contemplated by this Section 10(f).

11. Indemnification. Except as expressly written in this Agreement, NewCo is not assuming any liabilities or obligations of Contributor or Principal whether absolute, contingent, accrued, known or unknown. Examples of liabilities that may exist, which LMP and NewCo are not assuming include, but are not limited to, the following (collectively, “Liabilities Not Assumed”): (1) violations of any local, state, or federal Environmental Laws or the actual, alleged or threatened discharge, dispersal, seepage, migration, release or escape of hazardous materials or other nuisances into the environment (including the pre-Closing management and off-site disposal of waste oil, used oil filters and other industrial wastes and any fines or penalties associated with pre-Closing Environmental Law violations); (2) violations of any applicable law relating to labor or employment, including violations of any collective bargaining agreement; (3) violations of, failure to comply with, or any obligation arising under, any applicable law relating to any welfare, retirement, vacation or other benefit plan or any plan covered by the Employee Retirement Income Security Act of 1974, as amended, or the failure to comply with the continuation coverage requirements of Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; (4) any pending or threatened law suit, claim or other action against Contributor, whether from personal injury, wrongful death or property damage, or whether arising out of employment or a contractual or alleged contractual right; (5) any finance contract chargebacks, insurance (e.g. credit life, accident and health, extended warranty, etc.) chargebacks, or repossessions and all rebates to Contributor’s customers of premiums for credit life insurance, credit accident and health insurance, mechanical insurance coverage and GAP insurance; and (6) any tax liabilities for any period or portion thereof ending by the Closing Date (including all taxes, fines, penalties and expenses associated with the potential sales tax liabilities (whether or not known or disclosed by Contributor) or resulting from the transactions contemplated hereby.

(a) Indemnification by Contributor and Principal. Contributor and Principal, jointly and severally, shall indemnify, defend, and hold harmless LMP and NewCo, their respective affiliates (other than Contributor) and subsidiaries, and their respective owners, general partners, partners, managers, members, controlling persons, directors, officers, employees, agents, attorneys, and their successors and assigns (collectively, the “NewCo Indemnified Parties”) from and against, and to pay to NewCo Indemnified Parties the amount of, all losses, claims, obligations, demands, assessments, penalties, fines, forfeitures, liabilities, costs, and other damages, including reasonable attorneys’ fees and expenses, whether or not involving a third-party claim (collectively, “Damages”), arising directly or indirectly from (i) Contributor’s or Principal’s breach of this Agreement, including any representations or warranties herein; (ii) all Liabilities Not Assumed; and (iii) Contributor’s, Principal’s, the Dealership’s or Contributor’s employee’s act or omission prior to the Closing Date (e.g., the Dealership’s operations up to the Closing Date).

(b) Indemnification by NewCo and LMP. NewCo and LMP shall indemnify, defend, and hold harmless Contributor and Contributor’s owners, controlling persons, directors, officers, employees, agents, attorneys, and affiliates, and Principal and their affiliates, heirs, successors, assigns, and personal representatives (collectively, the “Contributor Indemnified Parties”, and together with NewCo Indemnified Parties, the “Indemnified Parties”) from and against, and to pay to Contributor Indemnified Parties the amount of, all Damages arising directly or indirectly from (i) NewCo’ or LMP’s breach of this Agreement, including any representations or warranties herein; or (ii) any act or omission of LMP, NewCo, the Dealership or NewCo’ employees on or after the Closing Date (e.g., the Dealership’s operations on and after the Closing Date).

(c) Claims by Parties Hereto: All claims for indemnification under this Agreement must be resolved in accordance with the following procedures:

(i) Notice and Right to Contest. With respect to any Damages based upon an asserted liability or obligation to a person or entity not a party to this Agreement (a “Third Party Claim”) for which an Indemnified Party claims the right to be indemnified pursuant to this Section 11, the Indemnified Party shall give prompt (within the time required for the filing of any responsive pleading in the case of litigation) written notice to the other Party (the “Notice of Third Party Claim”). The Party receiving such Notice of Third Party Claim may defend or settle such claims or actions at its expense with counsel of its choosing by giving a written notice (the “Election to Defend”) to the Party providing the Notice of Third Party Claim within thirty (30) days after the date such notice is deemed received. The provisions of this Section 11(c)(i) do not reduce the obligations of the Parties under this Section 11 if, prior to the expiration of such 30-day notice period, the Party furnishing the Notice of Third Party Claim responds to a third party if such action is reasonably required to minimize damages or avoid a forfeiture or penalty or because of a requirement imposed by law. If the party receiving the Notice of Third Party Claim does not duly give the Election to Defend as provided above, it will be deemed to have irrevocably waived its rights to defend or settle such claims, but it will have the right, at its expense, to attend but not otherwise participate in proceedings with such third parties, and if such Party does duly give the Election to Defend, then the Party giving the Notice of Third Party Claim will have the right, at its expense, to attend but not otherwise participate in such proceedings. The Parties are not entitled to dispute the amount of any Losses related to such third-party claim resolved as provided above, and the Party or Parties owing the duty of indemnification hereunder shall promptly satisfy such Losses (including reasonable attorneys’ fees and expenses) in accordance with Section 11(d) below.

(ii) Notice of Fixed or Determined Damages. When Damages are paid or are otherwise fixed or determined, then the Indemnified Party shall give the indemnifying Party notice of such Damages, in reasonable detail and specifying the amount of such Damages, and the sections of this Agreement upon which the claim for indemnification for such Losses is based. If the recipient of the notice desires to dispute such claim, then within thirty (30) days after notice of the claim of Damages against it is given pursuant to this Section 11(c)(ii), it shall give counter-notice, setting forth the basis for disputing such claim, to the Indemnified Party. If no such counter-notice is given within such thirty (30) day period, or if Indemnified Party acknowledges liability for indemnification, then such Party shall satisfy such Losses in accordance with Section 11(e) below. The indemnifying Party shall pay its indemnification obligations to the Indemnified Party within fourteen (14) days after the amount is finally determined in accordance with Section 11(c) hereof.

(iii) Duty to Mitigate. The Indemnified Party claiming indemnification under this Agreement shall exercise commercially reasonable efforts in the ordinary course of business to cooperate with the other Party with respect to resolving any claim for Damages for which indemnification may be required hereunder. Each Party shall take, and cause its affiliates to take, all reasonable steps to mitigate any Damages upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the event or circumstance that gives rise to such Damages. Without limiting the generality of the foregoing, the Party claiming indemnification shall use commercially reasonable efforts to file claims for recovery under all applicable insurance policies covering any Damages to the same extent as it would if such claim for Damages was not subject to indemnification hereunder.

(d) Limitations. Each Indemnified Party is not entitled to recover any Damages until the sum of all Damages incurred by the Indemnified Party in the aggregate exceeds $9,750.00 (the “Basket”). Furthermore, each Indemnified Party is not entitled to recover Damages in excess of $975,000.00 (the “Cap”). Neither the Basket nor the Cap apply to any Third Party Claim or to chargebacks, Damages arising from breaches of the representations or warranties in Sections 6(a)-6(c), amounts owed pursuant to Section 10(f), or Damages arising from a Contributor’s or Principal’s fraud (whether of commission or omission), criminal conduct, or willful misconduct. Upon Closing, the right of each Indemnified Party hereto to assert indemnification claims and receive indemnification payments pursuant to this Section 11 is the sole and exclusive remedy exercisable by such party with respect to any and all claims relating to the subject matter of this Agreement (or any related agreements), except to the extent otherwise expressly set forth herein and therein. Notwithstanding anything in this Agreement to the contrary, in no event will any Indemnified Party be liable for any indirect, special, consequential or punitive damages, or any damages for business interruption or lost profits arising out of or in connection with this Agreement, even if any party hereto has been advised of the possibility of such damages.

(e) Expiration of Indemnification Obligations. Except as otherwise expressly provided in this Agreement, the rights of the Indemnified Parties to indemnification with respect to breaches of representations and warranties will expire and be of no further effect after the second (2nd) anniversary of the Closing Date, and accordingly no Indemnified Party may seek indemnification under this Agreement with respect to breaches of representations and warranties after the second (2nd) anniversary of the Closing Date. The foregoing notwithstanding, none of the provisions set forth in this Agreement, including but not limited to the provisions contained in this Section 11(e), will be deemed to limit the time period during which a claim based on a Party’s fraud (whether of commission or omission), criminal conduct, or intentional wrongdoing, or a claim for breach of any covenant, may be brought.

12. Default & Termination. Notwithstanding any provision in this Section 12 to the contrary, no Party may terminate this Agreement due to the breach of another Party if the first Party is in breach of this Agreement.

(a) Termination. The Parties may exercise their respective rights of termination by the delivery of written notice of termination to the other Party at any time prior to the completion of the Closing. A default by the “NewCo” or the “Seller” under, and as defined in, the Real Estate Contract will be deemed to be a default hereunder by NewCo or Contributor, respectively, and termination of the Real Estate Contract will automatically terminate this Agreement. This Agreement and the transactions contemplated hereby may be terminated on or before the Closing Date as follows:

(i) By the mutual written agreement of the Parties, at which time the Earnest Money will be promptly paid to LMP;

(ii) By LMP if a breach of any provision of this Agreement has been committed by Contributor or Principal and such breach has not been either (A) cured within ten (10) days after written notice to Contributor, or (B) waived in writing by LMP, at which time the Earnest Money will be promptly paid to LMP upon the joint instructions of the Parties;

(iii) By Contributor if a breach of any provision of this Agreement has been committed by LMP and such breach has not been either (A) cured within ten (10) days after written notice to LMP, or (B) waived in writing by Contributor, at which time the Earnest Money will be promptly paid to Contributor upon the joint instructions of the Parties;

(iv) By LMP if any of the conditions to the obligations of LMP set forth in Section 8 have not been satisfied by the tenth (10th) day prior to the Closing Date Deadline (other than due to LMP’s breach of this Agreement) and LMP has not by then waived such condition in writing, at which time the Earnest Money will be promptly paid to LMP;

(v) By Contributor if Contributor’s conditions precedent to Closing in Section 9 have not been satisfied by the tenth (1oth) day prior to the Closing Date Deadline (other than due to Contributor’s breach of this Agreement) and Contributor has not then waived such condition in writing, at which time the Earnest Money will be promptly paid to LMP; or

(vi) By LMP or Contributor, if the Closing has not occurred by the Closing Date Deadline, for any reason other than a breach by the terminating Party, at which time the Earnest Money will be promptly paid to LMP.

(b) LMP’s Default. If prior to Closing LMP breaches this Agreement and fails to cure as provided above, then Contributor’s and Principal’s sole right and exclusive remedy will be to terminate this Agreement by giving written notice thereof to LMP and then Contributor may take the Earnest Money as liquidated damages in full settlement of all claims, remedies or causes of actions against LMP under this Agreement, including the remedy of specific performance and other forms of equitable relief. It is impossible to estimate more precisely the damages which might be suffered by Contributor and Principal upon LMP’s default. Contributor’s and Principal’s retention of the Earnest Money is intended not as a penalty, but as full liquidated damages.

(c) Contributor or Principal Default. If prior to Closing Contributor or Principal breach this Agreement and fail to cure as provided above, then LMP and NewCo may exercise any and all rights and remedies available to it at law or in equity, including (i) an action in equity against Contributor and/or Principal (pursuant to which LMP and NewCo are not obligated to post a bond or prove special damages or irreparable injury) for the specific performance by Contributor and Principal of the terms and provisions of this Agreement; and (ii) the right to terminate this Agreement by giving written notice of such termination to Contributor and Principal and receive a full refund of the Earnest Money without prejudice to any of LMP and NewCo’ rights or remedies including an action for damages.

13. Miscellaneous.

(a) Transaction & Enforcement Costs. Each Party shall bear its own costs and expenses, including legal and accounting fees, incurred in connection with this Agreement and the transactions contemplated hereby, and shall pay such costs and expenses whether or not the Closing occurs; provided that on the Closing Date, NewCo shall reimburse LMP for its costs and expenses associated with the transactions contemplated by this Agreement. Upon any litigation between or among the Parties to enforce any provisions or rights hereunder, the unsuccessful Party shall pay to the successful Party therein all costs and expenses of such Party (and any of such Party’s agents, such as attorneys or accountants) expressly including, but not limited to, reasonable attorneys’ fees and court costs incurred therein by such successful Party, which costs, expenses and attorneys’ fees will be included in and as a part of any judgment rendered in such litigation.

(b) Confidentiality. Each Party and its representatives shall hold in strict confidence all data and information obtained in connection with this transaction, including all financial and other information of or related to the Dealership and the terms of this Agreement, and shall not directly or indirectly at any time reveal, report, publish, disclose or transfer to any person any of such data and information or utilize any of such data or information for any purpose; provided, however, each Party may disclose information to Manufacturer and legal, tax, accounting advisors, lenders and potential lenders and other parties deemed by a Party to be necessary or appropriate in connection with the transactions described herein, provided that such persons acknowledge that they too are bound by the confidentiality provisions contained herein. Notwithstanding any contrary provision herein, LMP may notify governmental organizations (e.g., the Security and Exchange Commission) of this Agreement and the transactions contemplated hereby by filing an unredacted copy of this Agreement, and may announce the transactions contemplated hereby as long as such announcement does not identify, or allow the general public to identify Contributor or the Dealership.

(c) Relationship & Authority. Each Party is acting as an independent contractor. Each Party is responsible for all taxes relating to its operation, including payroll taxes for its employees and nothing in this Agreement is intended to create a relationship, express or implied, of employer-employee or partnership or joint venture between or among any Party. Each individual executing this instrument on behalf of a Party individually represents and warrants that such Party is validly existing, that such execution has been duly authorized, that the terms of the instrument will be binding upon the Party, and that such individual is duly authorized to execute this instrument on behalf of such Party.

(d) Notices. All notices and other communications provided for hereunder will be in writing, unless otherwise specified, and will be deemed to have been duly given if delivered personally, via e-mail, via Federal Express or other nationally recognized courier, or mailed, registered or certified mail, postage prepaid, to the addresses on the signature pages hereof or at such other addresses as a Party may designate from time to time in writing. Notices will be effective upon receipt or refusal to accept delivery. Notices on behalf of either Party may be given by the attorneys representing such Party.

(e) Integration; Amendments & Time. This Agreement and the Real Estate Contract contain the entire understanding between the Parties and supersede any prior understanding and/or oral agreements between them respecting the subject matter of this Agreement (including the LOI). Any modification or amendment of this Agreement must be in writing and executed by Contributor and LMP. Time is of the essence in this Agreement. If the last day to perform under a provision of this Agreement or the final day of any period (e.g., Closing Date Deadline) falls on a Saturday, Sunday, or legal holiday in the State of Florida, then such performance deadline or period is automatically extended through the next day which is not a Saturday, Sunday, or legal holiday in the State of Florida.

(f) Interpretation & Administration. The words “include”, “includes”, “included”, “including” and “such as” do not limit the preceding words or terms and are deemed to be followed by the words “without limitation”. The Parties have a duty of good faith and fair dealing. All captions and headings contained in this Agreement are for convenience of reference only and will not be construed to limit or extend the terms or conditions of this Agreement. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. All terms defined in this Agreement in their singular or plural forms, have correlative meanings when used herein in their plural or singular forms, respectively. Each Party and its counsel have reviewed this Agreement and the rule of construction that any ambiguities are to be resolved against the drafter will not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits hereto. Except as expressly provided herein (e.g., “industry standard depreciation” or “as reflected on Manufacturer’s statement”), all accounting matters required or contemplated by this Agreement will be in accordance with generally accepted accounting principles. This Agreement may be executed in one or more counterparts and delivered by e-mail or facsimile, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. This Agreement will be binding upon and inure to the benefit of the Parties, their successors and assigns. LMP may assign or otherwise transfer all of LMP’s rights, obligations and benefits hereunder to any entity owned or controlled by, or under common control with, LMP without Contributor’s or Principal’s consent. The invalidity of any one or more phrases, sentences, clauses, paragraphs, or sections of this Agreement will not affect the remaining portions of this Agreement. Sections 10, 11, 12, 13 and 14 of this Agreement will survive the expiration and termination of this Agreement. No failure or delay by any Party to enforce any right specified herein will operate as a waiver of such right, nor will any single partial exercise of a right preclude any further or later enforcement of the right.

(g) Further Assurances. At the request of LMP and at LMP’s expense, Contributor and Principal shall cooperate in the preparation by LMP of all filings to be made by LMP with the Securities and Exchange Commission including any periodic filings and any filing with respect to a registered offering of its securities by LMP and the closing of the offering registered thereby. Upon LMP’s request at any time, Contributor and Principal shall take any act, including executing and delivering any document, necessary or advisable to transfer to and vest in NewCo, and protect its rights, title and interest in and enjoyment of, all the Assets and Property and otherwise to carry out the provisions of this Agreement (including user names and passwords for sites and accounts for or related to social media, directory assistance or reputation management and Closing Memorandum error corrections). Such further acts include terminations or transfers of trade name filings and domain name assignments and assisting NewCo in its efforts to be restated as a successor employer for employment tax purposes with respect to Contributor’s employees hired by NewCo, including, but not limited to, the annual wage limitation for FICA tax, and to meet the requirements of Revenue Procedure 2004-53, Section 4, Standard Procedure, for federal payroll tax purposes.

(h) Escrow Agent. Escrow Agent’s duties pursuant to this Agreement are purely ministerial in nature, and the Escrow Agent shall incur no liability whatsoever except for its willful misconduct or gross negligence, so long as the Escrow Agent is acting in good faith. The Parties hereby release the Escrow Agent from any liability for any error of judgment or for any act done or omitted to be done by the Escrow Agent in the good faith performance of its duties hereunder and do each hereby indemnify the Escrow Agent against, and shall hold, save, and defend the Escrow Agent harmless from, any costs, liabilities, and expenses incurred by the Escrow Agent in serving as Escrow Agent hereunder and in faithfully discharging its duties and obligations hereunder. The Escrow Agent is acting as a stakeholder only with respect to the Earnest Money. If there is any dispute as to whether the Escrow Agent is obligated to deliver the Earnest Money or as to whom the Earnest Money is to be delivered, the Escrow Agent may refuse to make any delivery and may continue to hold the Earnest Money until receipt by the Escrow Agent of an authorization in writing, signed by Contributor and LMP, directing the disposition of the Earnest Money, or, in the absence of such written authorization, the Escrow Agent may hold the Earnest Money until a final determination of the rights of the Parties in an appropriate judicial proceeding. If such written authorization is not given, or a proceeding for such determination is not begun, within thirty (30) days after notice to the Escrow Agent of such dispute, the Escrow Agent may bring an appropriate action or proceeding for leave to deposit the Earnest Money in a court of competent jurisdiction pending such determination. The Escrow Agent shall be reimbursed for all costs and expenses of such action or proceeding, including reasonable attorneys’ fees and disbursements, by the Party determined not to be entitled to the Earnest Money. Upon making delivery of the Earnest Money in any of the manners herein provided, the Escrow Agent shall have no further liability or obligation hereunder. The Escrow Agent shall execute the Escrow Receipt attached hereto as Exhibit F in order to confirm that it has received the Earnest Money and is holding the same on deposit in accordance with the provisions hereof. Following written notice from either Party setting forth the identity of the Party to whom such Earnest Money (or portions thereof) are to be disbursed and further setting forth the specific section or paragraph of this Agreement pursuant to which the disbursement of such Earnest Money (or portions thereof) are being requested, Escrow Agent shall disburse such Earnest Money pursuant to such notice; provided, however, that Escrow Agent shall (1) promptly notify the counterparty that Escrow Agent has received a request for disbursement, and (2) withhold disbursement of such Earnest Money for a period of fifteen (15) business days after receipt of such notice of disbursement and if Escrow Agent receives within said fifteen (15) business day period either (A) a written notice from the party that submitted the request for disbursement which notice countermands the earlier notice of disbursement, or (B) a written notice from the other party that conflicts with the request for disbursement given by the party submitting such request, then Escrow Agent shall withhold such disbursement until the parties can agree upon a disbursement of such Earnest Money. The Parties shall send to the other Parties, in each case pursuant to Section 13(d) herein, a duplicate copy of any written notice sent to Escrow Agent and requesting any such disbursement or countermanding a request for disbursement.

(i) Choice of Law; Jurisdiction & Venue. This Agreement is governed by the laws of the State of Florida without regard to its conflict of law principles. Any legal action, suit or proceeding brought by a Party that in any way arises out of this Agreement (“Proceeding”) must be litigated exclusively in the Circuit Courts of the 17th Judicial Circuit of Florida (the “Identified Courts”). Each Party hereby irrevocably and unconditionally: (A) submits to the jurisdiction of the Identified Courts for any Proceeding; (B) shall not commence any Proceeding except in the Identified Courts except as required to properly enforce a judgment or order obtained in the Identified Courts; (C) waives, and shall not plead or make, any objection to the venue of any Proceeding in the Identified Courts; (D) waives, and shall not plead or make, any claim that any Proceeding brought in the Identified Courts has been brought in an improper or otherwise inconvenient forum; and (E) waives, and shall not plead or make, any claim that the Identified Courts lack personal jurisdiction over it.

14. Joint & Several Liability. Contributor’s representations, warranties, covenants, duties, obligations and agreements in this Agreement are the joint and several representations, warranties, covenants, duties obligations and agreements of both Contributor and Principal.

[Remainder of Page Blank]

IN WITNESS WHEREOF, the Parties executed and delivered this Agreement as of the Effective Date.

Alan Jay Chrysler Jeep, Inc., a Florida corporation, as Contributor	LMP Automotive Holdings, Inc., a Delaware corporation, as LMP

By:	By:
Alan J. Wildstein, President		Sam Tawfik, Chief Executive Officer

Notice Address:		Notice Address:
alanjay01@me.com		sam@lmpmotors.com,
charles.gallaer@arentfox.com		richard.aldahan@lmpmotors.com, and
brian.nolen@nolenpllc.com

Sebring K, LLC, a Florida limited liability company, as NewCo

By:
Alan J. Wildstein, individually, as Principal		Sam Tawfik, authorized officer

Notice Address:		Notice Address:
Same as Contributor’s Above		Same as LMP’s Above

Schedule 1(e) – LMP Stock Terms & Conditions

1.	Contributor and its shareholders, as applicable, and Principal shall not, prior to the date that is six (6) full calendar months following the Closing Date (the “Lockup Period”), (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any of the LMP Stock; or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the LMP Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of LMP Stock or other securities, in cash, or otherwise. The foregoing provisions of this paragraph do not apply to the transfer of any of the LMP Stock to any trust for the direct or indirect benefit of Contributor or its shareholders, as applicable, or Principal or the immediate family of Contributor or its shareholders, as applicable, or Principal, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value.

2.	Until after the Price Protection Period, Contributor or its shareholders, as applicable, and Principal shall not (and shall ensure that their respective agents, representatives or affiliates do not) engage in or effect, in any manner whatsoever, directly or indirectly, any (i) “Short Sale” (as such term is defined in Section 242.200 of Regulation SHO of the Exchange Act) of the LMP Stock; or (ii) hedging transaction, which establishes a net short position with respect to the LMP Stock.

3.	Contributor and its shareholders, as applicable, and Principal shall at all times comply with all applicable federal and state securities laws applicable to the LMP Stock and ownership and/or control thereof, and shall comply strictly with any applicable insider trading policy or similar rules of LMP. LMP is an intended third-party beneficiary of this Schedule 1(e) and has the right, power and authority to enforce the provisions hereof as though it were a party hereto.

Schedule 3(c) – Assumed Contracts

Counter Party	Date and Term
CDK Global	7/3/2019 – 12 months renewable
Sebring International Raceway, LLC	10/23/2019-11/1/2026
Brothers Media Group LLC	8/21/2020 – 24 month term
Axalta Coating Systems, LLC	12/13/2019-60 month term

Exhibit A

CONTRIBUTION BILL OF SALE, ASSIGNMENT & ASSUMPTION

LMP Automotive Holdings, Inc., a Delaware corporation or its assigns, Sebring K, LLC, a Florida limited liability company (“NewCo”), Alan J. Wildstein, a Florida resident (“Principal”), and Alan Jay Chrysler Jeep, Inc., a Florida corporation (“Contributor”) owned and controlled by Principal are party to a Dealership Asset Contribution Agreement effective as of [●], 2021 (as it may be amended, the “ACA”; undefined capitalized terms used herein are used as defined in the ACA). ACA Section 13 is incorporated herein by reference, mutatis mutandis.

In exchange for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party hereto, Contributor hereby contributes to NewCo the following Assets:

(i)	the Fixed Assets, parts, accessories, miscellaneous inventories and other goods more particularly identified by the Closing Memorandum attached hereto at Exhibit A;

(ii)	the New Vehicles and Used Vehicles more specifically identified in the Closing Memorandum;

(iii)	[●]; and

(iv)	any parts and accessories or other inventories or goods not removed from the Dealership Premises within ten (10) days after the Closing Date, as provided in Section 2(b)(vi)(C) of the ACA.

In consideration of the grant, bargain, sale, assignment, conveyance, transfer, delivery and setting over to NewCo of all the Dealership Assets, NewCo hereby assumes the obligations and agrees to perform to whomever due, all of the future obligations of Contributor in connection with the Assumed Contracts listed on Exhibit B attached hereto. NewCo is not assuming any liabilities or obligations of Contributor except as expressly stated on Exhibit B.

Contributor hereby confirms to NewCo that each of Contributor’s representations and warranties contained in the ACA are true and accurate in all material respects as of the Closing Date. NewCo hereby confirms to Contributor that each of NewCo’s representations and warranties contained in the ACA are true and accurate in all material respects as of the Closing Date.

Nothing in this Bill of Sale modifies, expands or limits the terms of the ACA. Conflicts between the terms and conditions of this Bill of Sale and the terms and conditions of the ACA will be resolved in favor of the ACA.

This document may be executed in one or more counterparts and delivered by e-mail or by facsimile; each counterpart so delivered will be deemed to be an original copy of this document and all of which, when taken together, will be deemed to constitute one and the same agreement.

IN WITNESS WHEREOF, the undersigned executed and delivered this document as of [●], 2021.

Alan Jay Chrysler Jeep, Inc., a Florida corporation, as Contributor	Sebring K, LLC, a Florida limited liability company, as NewCo

By:	By:
Name & Title:		Name & Title:

Alan J. Wildstein, individually, as Principal

Exhibit A to Bill of Sale

Closing Memorandum

(See attached __ pages)

Exhibit B to Bill of Sale

1.	Assumed Contracts.

2.	Pending Repair Orders/WIP. See list in Closing Memorandum, if any.

3.	Vehicle Orders/Customer Deposits. See list in Closing Memorandum, if any.

Exhibit B

License Use Agreement

Reference is hereby made to that certain Dealership Asset Contribution Agreement effective [●], 2021 (as it may be amended and assigned, the “Agreement”; undefined capitalized terms used herein are used as defined therein), by and among Sebring K, LLC, a Florida limited liability company (“NewCo”), Alan Jay Chrysler Jeep, Inc., a Florida corporation (“Contributor”), Alan J. Wildstein (“Principal”), et. al.

Contributor hereby grants NewCo the authority to operate under Contributor’s motor vehicle sales and finance licenses and requisite filings pending issuance NewCo’s licenses by the Florida Department of Motor Vehicles and other regulatory authorities of the State of Florida (collectively, the “Licenses”), and authorizes NewCo to enter retail installment contracts under Contributor’s name and to sell and assign such retail installment contracts to banks, finance companies and other creditors in the ordinary course of business. Contributor and NewCo each accepts joint and several responsibility to such regulatory agencies any consumer of the licensed business for any acts of NewCo in connection with the operation of the licensed business during the term of this agreement. Contributor shall maintain, but not use, the Licenses during the term of this agreement, and shall immediately surrender or inactivate its license once the applicable regulatory authority approves NewCo’s application.

In connection with the consummation of the transactions contemplated by the Agreement, NewCo may use Contributor’s Licenses under the laws of the State of Florida to operate the Dealership for a period of not more than 90 days after the Closing.

NewCo represents and warrants that it shall promptly apply for, and shall use commercially reasonable efforts to obtain, its own Licenses with the State of Florida as promptly as practicable following the date hereof. NewCo shall indemnify and hold Contributor and Principal harmless from and against any cost or liability, including reasonable attorneys’ fees, incurred by Contributor or Principal, or any of their respective affiliates, proximately caused by NewCo’s use of the Licenses.

This agreement will be in force only until NewCo is issued its own license to replace each License. During such time, only NewCo may operate under the Licenses. Nothing contained in this agreement is intended to effectuate a transfer or assignment from Contributor to NewCo of any License held by Contributor or to grant rights to NewCo that are prohibited by applicable Florida law. This agreement may be executed in counterparts and delivered by facsimile or e-mail.

Entered into as of [●], 2021.

Alan Jay Chrysler Jeep, Inc., a Florida corporation, as Contributor		Sebring K, LLC, a Florida limited liability company, as NewCo

By:		By:
	Alan J. Wildstein, President		Name & Title:

Exhibit C

NON-COMPETITION AGREEMENT

This NON-COMPETITION AGREEMENT (this “Agreement”) is made and entered into as of [●], 2021, by and between Alan J. Wildstein, a Florida resident (“Contributor”), and Sebring K, LLC, a Florida limited liability company (“NewCo”).

WHEREAS, Contributor has been involved in the ownership or operation of a Kia motor vehicle dealership in Sebring, Florida (the “Dealership”) for several years and has developed a significant reputation in the Sebring metropolitan area and the surrounding regions in connection with sales, lease and service of motor vehicles and with the general operation of the Dealership;

WHEREAS, NewCo (as assignee of LMP Automotive Holdings, Inc.) and Contributor are parties to that certain Dealership Asset Contribution Agreement effective as of [●], 2021, regarding the Dealership (as it may be amended or assigned, the “DACA”; undefined capitalized terms used herein are used as defined in the APA); and

WHEREAS, in order to protect the future business operations of NewCo from such competition Contributor has agreed to refrain from taking certain actions as detailed herein.

NOW, THEREFORE, in exchange for $10.00 and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Term. The term of this Agreement is two (2) years commencing on the Closing Date (the “Term”).

2. Non-competition. During the Term, Contributor shall not participate in any capacity in the retail sale, lease, repair or service of new Kia vehicles, parts or accessories in the county in which the Dealership is located, or any adjoining county, except for NewCo or its affiliate.

3. No solicitation or hiring. During the Term, without the prior express written consent of NewCo, Contributor shall not (and shall not attempt to, permit or cause any of its affiliates, subsidiaries, contractors or representatives or their respective owners, directors, officers, employees, contractors, agents, representatives or third parties to) hire or solicit to hire any Dealership employee that worked for the Dealership as of the Closing Date (each, a “Restricted Party”); provided, however, that a general solicitation or advertisement not specifically targeted to a Restricted Party is not in and of itself a breach of this Agreement.

4. Enforcement.

(a) Injunctive Relief. Irreparable damage will result to NewCo upon Contributor’s breach of this Agreement, and upon such a Contributor breach, NewCo will be entitled, in addition to any other rights and remedies available at law or in equity, to an injunction to restrain and enjoin Contributor from violating the restrictive covenants in this Agreement (collectively, the “Restrictive Covenants”) without the necessity of posting any bond or proving special damages or irreparable injury. Contributor shall pay or reimburse NewCo for all expenses incurred by NewCo, including reasonable legal fees of NewCo in any litigation between NewCo and Contributor involving this Agreement in which NewCo prevail. If there is a suit in equity by NewCo against Contributor to enforce this Agreement, and the court refuses for any reason to enforce the Agreement by injunction, then such suit in equity will not be a bar to a later suit to recover damages.

(a) Stipulated Damages. The damages to NewCo upon of a violation of this Agreement with respect to hiring or soliciting a Restricted Party is difficult if not impossible to calculate and, upon a violation of Paragraph 3, Contributor jointly and severally shall pay NewCo liquidated damages of $100,000 for each Restricted Party solicited or hired by Contributor (or any entity owned or controlled in whole or in part by a Contributor). If Contributor fails to pay or perform such liability or obligation within five (5) days after written demand, then such amounts owed by Contributor hereunder may be set off from time to time from any amount NewCo (or its affiliate) owes a Contributor (or its affiliate).

5. Interpretation & Administration. The parties hereto do not intend for the Restrictive Covenants to violate any public policy or statutory or common law. If a court of competent jurisdiction renders a ruling holding that any one or more of the provisions of this Agreement, including the stated term and/or geographic coverage of the Restrictive Covenants, constitute an unreasonable restriction, then the Restrictive Covenants will not be rendered void but will apply to such extent and as to such time period and geographic areas as the court may determine constitutes a reasonable restriction under the circumstances. For clarity, put another way, a court shall be allowed to revise the restrictions to cover the maximum period, scope and area permitted by law. The parties specifically intend that the Restrictive Covenants will be construed as a series of separate and independent covenants for each restrictive action and for each distinct geographic area contained within the stated territory. Contributor’s representations, warranties, covenants, duties, obligations and agreements in this Agreement are the joint and several representations, warranties, covenants, duties, obligations and agreements of Contributor and each person or entity included in the definition of “Contributor” in the Preamble. NewCo may assign its rights and duties under this Agreement by providing Contributor written notice. Sections 13 and 14 of the DACA are incorporated herein by this reference, mutatis mutandis.

IN WITNESS WHEREOF the parties hereto executed and delivered this Agreement as of the date in the Preamble above.

Sebring K, LLC, a Florida limited liability company, as NewCo

By:
Alan J. Wildstein, individually, as a Contributor		Name & Title:

Exhibit D

Form of Operating Agreement

(See attached sixteen (16) pages)

Exhibit E

Form of Employment Agreement

(See attached twelve (12) pages)

Exhibit F

ESCROW RECEIPT

Alan Jay Kia Dealership Asset Contribution Agreement

Escrow Agent agrees to be bound by the Dealership Asset Contribution Agreement and acknowledges receipt of:

☐	A.	Executed copies of the Dealership Asset Contribution Agreement on September __, 2021;

☐	B.	Earnest Money in the amount of $65,000 on September __, 2021.

The Effective Date of the Dealership Asset Contribution Agreement is the first date on which Escrow Agent was in possession of both items described above, and thus, the Effective Date is September __, 2021.

Escrow Agent:

First American Title

Attn: Nancy Cotto, Sr. Commercial Escrow Officer

13450 W. Sunrise Boulevard, Suite 300

Sunrise, FL 33323

ncotto@firstam.com

Tel: (954) 839-2960

By:
Name & Title:

Escrow Agent acknowledges having reviewed this Dealership Asset Contribution Agreement and will be bound by those provisions thereof which pertain to Escrow Agent and its duties thereunder.